Exhibit 10.9

NASDAQ U.S. CONTINUING OBLIGATIONS AGREEMENT

I, the undersigned, hereby enter into this agreement (the “Agreement”) with Nasdaq, Inc. as of the signature date below (the “Effective Date”). Any reference in this Agreement to “I,” “me,” “my,” “mine,” or other like terms shall be deemed to refer to me.

During the course of my employment or engagement with Nasdaq, Inc. and/or its Affiliates (collectively, the “Company”), I understand that I will have or be given access to, and/or receive, certain non-public, confidential, and proprietary information, specialized training, or trade secrets pertaining to the business of the Company and Company’s customers or prospective customers (collectively, the “Company Parties”).

Any unauthorized disclosure or use of such information would cause grave harm to the Company Parties. Therefore, to assure the confidentiality and proper use of Confidential Information and other Company Property, and in consideration of my engagement with the Company, my access to confidential information, training, or trade secrets, and the compensation paid or to be paid for my services during that engagement, and the mutual covenants and promises contained herein, I agree to the following:

1. Confidentiality and Company Property
I agree that all Confidential Information and Company Property is owned by and for the Company Parties exclusively, and I agree that I will use Confidential Information and Company Property solely for authorized, work-related purposes on behalf of the Company Parties, and not for personal or other non-work-related purposes. I agree that Confidential Information is a valuable and unique asset of the Company and covenant that I will not disclose any Confidential Information to any Person (except as my duties for the Company may require or as required by law or in a judicial or administrative proceeding) without the prior express written authorization of the Company.

Specifically, without limitation, I shall not, directly or indirectly, at any time during or after engagement with the Company, without prior express written authorization from the Company: (a) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible Confidential Information or non-public Company Property to any other Person; (b) use any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of my work with the Company; (c) remove Company Property or Confidential Information from the Company Parties’ premises; or (d) review or seek to access any Confidential Information or Company Property except as required in connection with my work for the Company.

Upon the termination of my engagement with the Company, for any reason, or if the Company so requests, I shall promptly deliver to the Company all Confidential Information, Company Property, or Physical Embodiments of either of the foregoing (collectively, “Returnable Property”) in my possession or under my control. If at any time after the termination of my engagement I determine that I have any Returnable Property in my possession or control, I shall immediately (e) notify the Company of such determination and (f) return to the Company all such Returnable Property.
2. Non-Use of Other’s Confidential or Proprietary Information
During my engagement with the Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge, or data acquired by me prior to or independent of my engagement with the Company or (b) disclose to the Company, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or to any other third party.
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3. Non-Solicitation and Non-Compete Restrictions
a)    Non-Solicitation of Customers, Potential Customers and Employees1

I agree that, for a period of twelve (12) months following the termination of my engagement with the Company for any reason, I shall not, directly or indirectly, without express written consent from the Company’s Office of General Counsel:

i) Interfere with any customer relationship the Company has with any of its current customers or potential customers that I had any involvement with, directly or indirectly, during the last twelve (12) months of my engagement;

ii) Solicit, or induce to enter into, any business arrangement with, any employee or contractor of the Company with whom I had any contact or a relationship with during the last twelve (12) months of my engagement; or

iii) Solicit, or induce to enter into, any business arrangement with, any employee or contractor of the Company’s customers that I knew, or reasonably could be expected to know, was solicited by the Company for any technology, operations, sales, or business role during the last twelve (12) months of my engagement with the Company.
b)    Non-Compete2

I agree that, for a period of three (3) months following the termination of my engagement with the Company for any reason, I will not directly or indirectly, without express written consent from the Company’s Office of General Counsel, act as an officer, director, become employed by, or provide consulting or advisory services to, any Person that is a Competitor to the line of business within the same geographic scope and functional area in which I had substantial involvement during my last twelve (12) months of employment at the Company.3 For Employees: I acknowledge that I have been given adequate consideration for this provision in the form of employment, continued employment, and participation in the Company’s equity award program.

4. Non-Disparagement
I agree that I shall not, at any time during or after my engagement with the Company, issue, circulate, publish, or utter any false or disparaging statements, remarks, opinions, or rumors about the Company or its shareholders unless giving truthful testimony under subpoena or court order. Notwithstanding the preceding sentence, I understand that I may provide truthful information to any governmental agency or self-regulatory organization with or without subpoena or court order. With the exception of communications made in a private corporate communication as an employee or consultant with regard to a listing decision of my employer or my consulting client, I agree that public communications regarding a preference for listing a security on a market other than a market operated by the Company, indicating that the quality of any of the Company’s securities markets as a securities market is in any way inferior to any other securities market or exchange, and/or indicating that the regulatory efforts or programs of the Company are or have been lax in any way, are specifically defined as disparaging and will constitute a material breach of this Agreement. Nothing in this paragraph, however, shall prevent me from making good faith, factual, and truthful statements related to listing with the Company as long as my statements are not based on Confidential Information.
1 Applicable to both exempt employees and contractors.
2 Applicable only to employees, not contractors; not applicable to California or District of Columbia employees, or Company internal counsel. Also applicable in Illinois only for employees making greater than $75,000 annually, and in Oregon only for exempt employees making greater than $100,533 (gross salary and commissions) annually. This is applicable in Colorado to the extent it is meant to protect any and all trade secrets that the employee will inevitably be exposed to as a result of their employment with the Company.
3 For exempt employees in Massachusetts terminated for cause (including for misconduct or performance reasons), the Company will pay the employee 50% of their base salary for the 3-month noncompete period after termination, unless it notifies the employee in writing that it chooses to waive such restriction. By signing this document, the employee acknowledges that they have been given at least ten (10) business days’ notice and advised of their right to obtain advice of counsel regarding this provision.
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5. Cooperation with the Company in Connection with Legal Proceedings
I agree to reasonably cooperate with the Company in relation to any actual or threatened legal proceedings concerning Company-related matters about which I have relevant knowledge, even after the termination of my engagement with the Company.

Additionally, at any time during or after engagement with the Company, if I receive a subpoena or process from any Person (including, but not limited to, any governmental agency) that may or will require me to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties, any Confidential Information, or any Company Property (including any Nasdaq Inventions), I shall: (a) to the extent permissible by law, notify the Company’s Office of the General Counsel of the subpoena or other process within twenty-four (24) hours of receiving it; and (b) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting Person to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.
6. Immunity for Disclosure of Trade Secrets in Certain Circumstances
I understand and acknowledge that, pursuant to 18 U.S.C. §1833 (as defined in the Defend Trade Secrets Act of 2016) and notwithstanding anything else in this Agreement, I am permitted to disclose trade secrets to third parties under certain circumstances.

The relevant portion of 18 U.S.C. § 1833 is reproduced as follows:
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(b) Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.—

    (1) Immunity.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
        (A) is made—
            (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
            (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
        (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

    (2) Use of trade secret information in anti-retaliation lawsuit.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
        (A) files any document containing the trade secret under seal; and
        (B) does not disclose the trade secret, except pursuant to court order.

I understand that nothing in this Agreement prohibits me from communicating with or reporting possible violations of law or regulation to any federal, state, or local governmental office, official, agency or entity, and that notwithstanding my confidentiality obligations set forth in Section 1 this Agreement, I will not be held civilly or criminally liable under any U.S. Federal or State trade secret law for disclosure of a trade secret made in accordance with the provisions of 18 U.S.C. §1833. I understand that if a disclosure of trade secrets was not done in good faith pursuant to 18 U.S.C. §1833, then I may be subject to criminal or civil liability, including, without limitation, punitive and exemplary damages and attorneys’ fees.
7. Inventions
    a)     Ownership of Nasdaq Inventions by the Company

(i) As between me and the Company, all Nasdaq Inventions are owned by the Company. I hereby assign to Nasdaq, Inc., without any further consideration, all right, title, and interest in and to the Nasdaq Inventions, including all Intellectual Property Rights associated therewith. I agree that the foregoing assignment includes a present conveyance to Nasdaq, Inc. of ownership of Nasdaq Inventions that are not yet in existence as of the Effective Date.

(ii) I hereby agree that, to the extent permitted under applicable law, the Nasdaq Inventions constitute “works made for hire” and are deemed to be authored by Nasdaq, Inc.

(iii) To the extent, if any, that this Agreement does not provide Nasdaq, Inc. with full ownership, right, title and interest in and to the Nasdaq Inventions, I hereby grant Nasdaq, Inc. an exclusive, perpetual, irrevocable, fully-paid, royalty-free, worldwide license to use, exploit, reproduce, perform (publicly or otherwise), display (publicly or otherwise), create derivative works from, modify, improve, develop, protect, distribute, import, make, have made, sell, offer to sell or otherwise dispose of the Nasdaq Inventions, effective immediately on their creation, with the right to sublicense each and every such right, including through multiple tiers, alone or in combination. I intend that Nasdaq, Inc. has all substantial rights in the Nasdaq Inventions and associated Intellectual Property Rights throughout the world. To the extent that any Moral Rights in the Nasdaq Inventions
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cannot be assigned under applicable law, I hereby unconditionally and irrevocably waive and agree not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.

(iv) I agree to promptly make full disclosure to the Company of any and all Nasdaq Inventions. On request, such disclosure shall be made in writing. During and after my employment or engagement and at the Company’s request and expense, I will (i) assist the Company in every way necessary or desirable to establish or perfect the Company’s rights in the Nasdaq Inventions and associated Intellectual Property Rights throughout the world, including by executing in favor of the Company or its designee(s) any necessary or desirable documents, including patent and copyright assignment documents, and (ii) consent to or join in any action to enforce any Intellectual Property Right associated with the Nasdaq Inventions. I agree that, if the Company is unable, because of my unavailability, mental or physical incapacity, or for any other reason, to secure my signature with respect to the purposes set forth in the preceding sentence, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Nasdaq Inventions and associated Intellectual Property Rights to further the prosecution, issuance, and enforcement of such Intellectual Property Rights with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and it is irrevocable.

(v) I agree to not challenge, dispute, or otherwise contest, or assist any Person in challenging, disputing, or otherwise contesting, the validity, enforceability, or ownership of any Intellectual Property Rights (including those associated with the Nasdaq Inventions) owned by or asserted to be owned by the Company or its designees. For the avoidance of doubt, I agree to the foregoing without regard to whether any such challenge, dispute, or contest would make use of any Confidential Information or Company Property.

(vi) I agree to assist the Company in enforcing the Intellectual Property Rights associated with the Nasdaq Inventions; though if I am requested by the Company to render such assistance after the termination of my engagement with the Company, I shall be entitled to: (1) if allowable under applicable law, a fair and reasonable rate of compensation for such assistance; and (2) reimbursement of any reasonable expenses incurred at the request of the Company relating to such assistance.

b)     Exception to Designation of Nasdaq Inventions as Works Made for Hire (Applicable ONLY to Consultants/Independent Contractors in California)

I understand and acknowledge that California Labor Code Section 3351.5(c) provides that, under some circumstances, an employee/employer relationship may be created between parties when the parties enter into a written instrument that designates a work of authorship as a “work made for hire.” This Agreement is not intended to create an employee/employer relationship when no such relationship exists. Accordingly, to the extent that any Nasdaq Inventions are made, conceived, expressed, developed, or reduced to practice by me, such Nasdaq Inventions do NOT constitute “works made for hire” under applicable law, notwithstanding the provisions of Section 7(a)(ii); for clarity, however, all of the other provisions within this Section 7 that relate to the Company’s ownership of the Nasdaq Inventions, including the assignment of Nasdaq Inventions in Section 7(a)(i), remain in full effect.

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c)     Certain Exceptions to Assignment of Nasdaq Inventions

I understand and acknowledge that the provisions of this Agreement related to the Company’s ownership of the Nasdaq Inventions do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870, or which qualifies under any similar state law that may apply.

California Labor Code Section 2870 is reproduced in its entirety as follows:

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
    (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
    (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

d)     Non-Use of My Personal Inventions

Without limiting any of my obligations under this Section 7, I agree that I will not integrate or incorporate any of My Personal Inventions into any product, service, or other offering of the Company. Notwithstanding the foregoing prohibition, if I integrate or incorporate, or allow the integration or incorporation of, any of My Personal Inventions into any product, service, or other offering of the Company, I agree that I will make no claim against the Company with respect to such of My Personal Inventions. “My Personal Inventions” means Inventions in which I personally possess any right, title, or interest. As examples, My Personal Inventions may include Inventions that qualify as My Personal Inventions under the preceding definition and that I (i) developed prior to my engagement with the Company or (ii) develop during my engagement with the Company but which do not qualify as owned by the Company pursuant to the terms of this Section 7.
8. Injunctive Action; No Third Party Beneficiaries; Duration of Obligations Extends Past Engagement
I acknowledge that all of the terms and provisions of this Agreement, along with all restrictions, prohibitions, and obligations created thereunder (with such terms, provisions, restrictions, prohibitions, and obligations being, collectively, “Obligations”), are reasonable and necessary for the protection of the Company Parties and their respective businesses. I agree that my breach of any of the Obligations will result in irreparable injury to the
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Company Parties, that monetary relief alone will be inadequate to redress such a breach, and further that the Company shall be entitled to obtain an injunction to prevent and/or remedy such a breach (without first having to post a bond).

In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Section 9 of this Agreement.

I hereby irrevocably submit to the jurisdiction of the courts of New York in any Injunctive Action and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Section 9 of this Agreement.

This Agreement is intended solely for the benefit of me, the Company, and our and respective permitted successors or assigns; notwithstanding any provision of this Section 8, it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person other than me and the Company. I understand that the Company has the right to bring an Injunctive Action or seek monetary damages or any other remedy for a breach of this Agreement that injures the Company’s customers or prospective customers, but the Company is under no obligation to do so.

Unless explicitly set forth herein, none of the Obligations in this Agreement are limited in time; and all Obligations, unless explicitly set forth herein, shall survive the termination of my engagement with the Company, regardless of the reason for such termination.
9. Arbitration
Except as provided in Section 8 of this Agreement, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to my engagement by the Company, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. However, if any disputes arising between the Parties under the Agreement concern any Inventions or Intellectual Property Rights, the single arbitrator shall be an attorney who specializes in the field of intellectual property law and who shall have prior experience arbitrating intellectual property disputes. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of New York and City of New York. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction.

The arbitration shall be conducted on a strictly confidential basis, and I shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of my legal counsel, who also shall be bound by these confidentiality terms. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

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10. Governing Law; Amendment; Waiver; Severability
This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York, excluding any choice of law principles. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by me and the Company.
If any term or provision (or any portion thereof) of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions (and all other portions thereof) of this Agreement shall nevertheless remain in full force and effect.

Upon a determination that any term or provision (or any portion thereof) of this Agreement is invalid, illegal, or incapable of being enforced, the Company and I agree that an arbitrator or reviewing court shall have the authority to amend or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.
11. Definitions
All capitalized terms used in this Agreement, along with their tenses, cases, and correlatives, shall have the defined meanings attributed to them in this Section or in the other Sections where such defined meanings are provided.

“Affiliate” means, with respect to any entity, another entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Competitor” means any entity or enterprise engaged or having intent to engage in the sale or marketing of any product or service that is sold in competition with, or is being developed to compete with, a product or service being developed or sold by the Company. For reference, a discussion of some likely competitors may be found in the Company’s SEC Form 10-K (Competition section), for which the last filed version prior to the termination of the employee’s engagement with the Company shall be considered by the Company’s Office of General Counsel in connection with any request for a waiver. That discussion section shall be neither fully determinative, nor fully exhaustive.

“Confidential Information” means any non-public, proprietary information regarding the Company Parties, whether in writing or not, whether in digital, hardcopy, or another format, including all personal information, all personnel information, financial data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, pricing and advertising techniques and strategies, research and development activities, software development, market development, exchange registration, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, communication and/or public relations products, plans, programs, recruiting strategies, databases, processes, work product or inventions, financial formulas and methods relating to Company Parties’ business, computer software programs, accounting policies and practices, and all strategic plans or other matters, strategies, and financial or operating information pertaining to current or potential customers or transactions (including information regarding each Company Party’s current or prospective customers, customer names, and customer representatives), templates and agreements, and all other information about or provided by the Company Parties, including information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, and other proprietary information and trade secrets. Notwithstanding the above, Confidential Information shall not include any information that: (a) was known to me prior to my engagement with the Company as evidenced by written records in my possession prior to such disclosure; or (b) is generally and publicly available and known to all Persons in the industries where the Company conducts business, other than because of any unauthorized disclosure by me.

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“Company Property” means all property and resources of the Company Parties, or any Company Party, including Confidential Information, each Company Party’s products, each Company Party’s computer systems, and all software, e-mail, web pages, databases, telephone and facsimile services, and other administrative and/or support services provided by the Company Parties. I further agree that Company Property shall include Nasdaq Inventions without regard to whether they also may be considered Confidential Information as defined in this Agreement.

“Intellectual Property Rights” means all of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction throughout the world, via statute, common law, equity, regulation, or other legal mechanism: (a) patents, patent applications, and design rights (including industrial design rights); (b) rights in works of authorship, including copyrights, Moral Rights, and mask work rights; (c) trademarks and service marks, and rights in trade names, trade dress, domain names, and any other indicia of source or origin, (d) trade secrets and other rights in know-how and confidential or proprietary information; (f) any rights in, to, or arising under any Invention; (g) any registrations or applications for registration for any of the foregoing (a)-(f), including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, rights subject to and/or arising out of post-grant review (including re-examinations) and extensions (as applicable); (h) all contract and licensing rights and all claims and causes of action of any kind with respect to any of the foregoing (a)-(g), including the right to sue and recover damages or other compensation and/or obtain equitable relief for any past, present, or future infringement or misappropriation thereof; and (i) any right analogous to any right set forth above in (a)-(h).

“Inventions” means: (a) inventions, invention disclosures, discoveries, ideas, developments, improvements, technology, algorithms, and designs (including industrial designs, user interface designs, user experience designs, and other types of designs); (b) original works of authorship, copyrightable expression, research, computer software (including source code), computer programs, and mask works; (c) trademarks, service marks, certification marks, logos, slogans, symbols, domain names, social media accounts, handles and identifiers, and any other indicia of source or origin; (d) trade secrets, know-how, data, databases, information, formulas, patterns, processes, technical information, business information, information regarding sales or potential sales and other commercial relationships, business methods or processes, marketing plans, customer lists, vendor lists, and other types of proprietary or confidential information; and (e) trading systems, trading strategies, and trading methodologies. The foregoing definition shall apply regardless of whether or not the Inventions are subject to protection under patent, copyright, trade secret, industrial design, trademark, or other type of intellectual property right, whether registered or unregistered.

“Moral Rights” means all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Nasdaq Inventions” means Inventions that are (a) made, conceived, expressed, developed, diligently worked on to reduce to practice, or reduced to practice by me (solely or jointly with others) during or as a result of my employment or engagement with the Company or using Company Property and (b) which relate in any manner to the Company, the business of the Company (including the services the Company provides to any of the Company Parties), or my engagement by the Company.

“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association, corporation or any other legal entity or government authority.

“Physical Embodiments” means originals, copies, reproductions, documents, materials, records, papers, notebooks, files stored on or in electronic media, and any other embodiment, in any format whatsoever, including in hard-copy formats such as paper and electronic media such as computer-readable files, drives, disks, and other electronic media that may be developed in the future.

12. Miscellaneous
Other than any agreement mentioned in Section 13 of this Agreement, I agree that I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.
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This Agreement is binding upon, and shall inure to the benefit of, me and the Company and our respective heirs, executors, administrators, successors, and assigns.

I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent must be obtained from the Company’s Office of General Counsel, and which consent may be withheld in the Company’s sole discretion; and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign this Agreement, in whole or in part, to any Company entity, and I expressly consent to be bound by the provisions of this Agreement for the benefit of any Company entity without the necessity that this Agreement be re-executed at the time of such transfer.

Without limiting the scope or generality of the terms of this Agreement in any way, I acknowledge and agree that the terms of this Agreement and all discussions regarding this Agreement are confidential, and accordingly I agree not to disclose any such information to any Person except to my attorney(s) or as otherwise may be required by law. I confirm that I may consult with an attorney regarding the provisions of this Agreement, including the noncompete and nonsolicit provisions as applicable to me, and that I have a 14-day waivable consideration period for these provisions. Notwithstanding the foregoing, I may disclose to any prospective employer the fact and existence of this Agreement, and I may provide copies of this Agreement to such entity. The Company also has the right to apprise any prospective employer of the terms of this Agreement and provide copies to any such prospective employer.

This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, notwithstanding which Party may have drafted it. The headings herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement.

13. Other Terms of My Engagement
Nothing in this Agreement alters the at-will nature of my employment or engagement with the Company. I acknowledge and agree that my employment or engagement is at-will, which means that both I and the Company shall have the right to terminate such engagement at any time, for any reason, with or without cause and with or without prior notice. To the extent I am signing this Agreement in any capacity other than as an employee (e.g., consultant, independent contractor), the written terms of my engagement supersede any conflicting terms in this Agreement.

14. Signature
I hereby acknowledge and accept the terms of this Agreement as of the Effective Date, by signature below.

Signature: _____________________________________    Date: _______________________

Print Name: ____________________________________
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